1 Contact: Paul Adams Constellation Communications 410-470-9700 paul.adams@constellation.com FOR IMMEDIATE RELEASE CONSTELLATION TO ACQUIRE OWNERSHIP STAKE IN TEXAS NUCLEAR PLANT FROM NRG ENERGY Company will purchase 44% share of South Texas Project Electric Generating Station, expanding nation’s largest carbon-free nuclear fleet BALTIMORE (June 1, 2023) — Constellation, operator of the nation’s largest fleet of reliable, carbon-free nuclear plants, announced today it is acquiring NRG Energy Inc.’s 44 percent ownership stake in the South Texas Project Electric Generating Station, a 2,645-megawatt, dual-unit nuclear plant located about 90 miles southwest of Houston. The transaction is valued at $1.75 billion, with an effective purchase price of $1.4 billion after taking into consideration the present value of tax benefits to Constellation. The transaction will be financed with a combination of cash and debt. “The South Texas Project is an exceptionally well-maintained plant and its ability to produce resilient, carbon-free energy 24/7 makes it among the most valuable power sources in the world,” said Joe Dominguez, president and CEO of Constellation. “With the potential to run for at least 46 more years with the right policy support, we look forward to working with the South Texas Project’s other owners to continue bringing clean, reliable electricity to this growing region for decades to come.” After the transaction, Constellation will be one of three owners with oversight of the South Texas Project Nuclear Operating Company (STPNOC), which will continue to operate the plant. The purchase is subject to approval by the Nuclear Regulatory Commission and Department of Justice. We expect the deal to be completed by year end. One of the newest and largest nuclear plants in the U.S., the South Texas Project has an exceptional track record for safety and reliability, generating enough carbon-free power for two million average homes.

2 Constellation is an industry leader in operating nuclear plants safely, efficiently and reliably, with a fleetwide capacity factor of more than 94 percent over the past decade, or about 4 percent higher than the industry average. The company has ownership interests in 13 generating stations with 23 nuclear units capable of producing approximately 21,000 megawatts of electricity, enough clean energy to power approximately 15 million homes. Constellation already has a strong and growing presence in Texas as an employer, taxpayer and significant provider of electricity and other services to the region. The company owns and operates 3,520 megawatts of natural gas-fired generation at its Colorado Bend II, Wolf Hollow II and Handley generating stations in Texas, in addition to 169 megawatts of wind energy at the Whitetail and Sendero wind projects. Constellation also is a supplier in Texas’ competitive retail energy market, supplying electricity, natural gas, energy efficiency and other services to approximately 200,000 residential and commercial customers statewide. The company and its more than 550 Texas employees donated $460,000 to nonprofit organizations across the state in 2022 and contributed 4,800 volunteer hours. Constellation also paid $33.6 million in state and local taxes in Texas last year. BofA Securities is serving as the exclusive financial advisor to Constellation and Sidley Austin LLP is the lead transaction counsel to the company. # # # About Constellation Headquartered in Baltimore, Constellation Energy Corporation (Nasdaq: CEG) is the nation’s largest producer of clean, carbon-free energy and a leading supplier of energy products and services to businesses, homes, community aggregations and public sector customers across the continental United States, including three fourths of Fortune 100 companies. With annual output that is nearly 90% carbon-free, our hydro, wind and solar facilities paired with the nation’s largest nuclear fleet have the generating capacity to power the equivalent of 15 million homes, providing about 10% of the nation’s clean energy. We are further accelerating the nation’s transition to a carbon-free future by helping our customers reach their sustainability goals, setting our own ambitious goal of achieving 100% carbon-free generation by 2040, and by investing in promising emerging technologies to eliminate carbon emissions across all sectors of the economy. Follow Constellation on LinkedIn and Twitter.